Exhibit 10.23

GE CAPITAL CORPORATION

Barbara Kaiser

Life Science Finance

SVP, Sales	2050 Martin Avenue
Santa Clara, CA 95050
408-986-6886 ph./ 408-980-7722

June 27, 2005

Revised:  June 29, 2005

Revised:  July 6, 2005

CONFIDENTIAL LOAN PROPOSAL FOR

Sunesis Pharmaceuticals, Inc.

Sunesis Pharmaceuticals, Inc.

Mr. Eric Bjerkholt

SVP/ Chief Financial Officer

Sunesis Pharmaceuticals, Inc.

341 Oyster Point Blvd

South San Francisco, CA 94080

Dear Eric:

General Electric Capital Corporation (“GE Capital”) is pleased to submit the following loan proposal to Sunesis Pharmaceuticals, Inc.:

Transaction:	Loan

Borrower:	Sunesis Pharmaceuticals, Inc.

Lender:	General Electric Capital Corporation, its affiliates or its assignee (“GE Capital”)

Loan Amount:	$2,500,000

Equipment:

Laboratory and scientific equipment, computer equipment, FF&E, and soft cost as detailed in the attached Addendum A. Equipment acquired 3/1/05 and after may be included in the line. All equipment is to be acceptable to GE Capital and will be free and clear of other liens, claims, and encumbrances.

Loan Term and Payment:	Computer equipment and soft cost: 36 months of Principal and Interest @ 3.16067% of financed cost, paid monthly in advance for each loan schedule, full payout. (9.10% all-in rate).

All other equipment: 48 months of Principal and Interest @ 2.47675% of financed cost, paid monthly in advance for each loan schedule, full payout. (9.15% all-in rate).

Anticipated Funding Period:	Through 12/31/06.

Line Mechanics:	Minimum fundings will be $75,000, with no more than one funding per month.

For schedules subsequent to the first, equipment with invoice dates older than 90 days will be financed at appropriate discount.

Amortization begins on the first of the month start date. Interim interest will be charged for any period between the funding date and the start date.

Warrants:

The Company paid a warrant (dated 6/21/04, 1,435 shares of Series C-1 Pf. Stock) for an additional $302,850 soft cost on the prior line. The additional soft cost was never used. Therefore, the warrant will be carried over to cover the first

Sunesis Pharmaceuticals, Inc.

$302,850 soft cost financed under this new line.

Additionally, in consideration for the remaining $322,150 soft cost to be financed under this line, the Company will provide to GE Capital a warrant for shares of Series C-1 Preferred stock equivalent to a 2.272% position at the Series C-1 price per share (i.e., $322,150 x 2.272% ÷ $4.80 per share). The terms will be the same as the warrants dated 6/11/03 and 6/21/04.

Lien:	The existing continuing lien (on all equipment financed by GE Capital) will be extended through the end of the funding period for this new line.

Covenants:	None

Deposits/
Compensating Balances:	None

GENERAL TERMS AND CONDITIONS

Our proposal contains the following provisions and the Loan Payments we propose are specifically based upon these provisions and our assumptions.

1.                                       MAINTENANCE AND INSURANCE: All maintenance and insurance (fire and theft, extended coverage and liability) are the responsibility of the Company.  Company will be responsible for maintaining in force, all risk damage, and liability insurance in amounts and coverages satisfactory to GE Capital.

2.                                       DOCUMENTATION: GE Capital’s current standard loan documentation for this type of collateralized loan will be used.  (Almost all of the Company’s master documents are already in place.)

3.                                       INDEXING: The Interest Rate, Payment Factor and corresponding Loan Payment are based on the Federal Reserve 36- and imputed 48-month Treasury Constant Maturity Rates (H.15/ “Treasury Rates”) for 6/22/05 and will be adjusted effective as of the date of funding of any Financing.

4.                                       TRANSACTION COSTS: By execution and return of this proposal letter, the Company will be responsible for all of its closing costs.

5.             PROPOSAL FEE:  $20,000.  Of this, $5,000 will be credited to schedules as financed and the remaining $15,000 will be retained by GE Capital to cover its ordinary costs and expenses associated with the line (e.g., application processing, internal legal cost, UCC  search and filing fees, documentation, etc.).   All or a portion of this fee will be forfeited if this transaction is approved by
GE Capital and not executed by Borrower as called for in this

Sunesis Pharmaceuticals, Inc.

proposal. If investment approval is not obtained, the fee will be promptly returned to Borrower (less the cost of credit verification and investigation and any out of pocket expenses incurred such as appraisal fees, legal fees, etc.).

6.                                       ELECTRONIC PAYMENT SYSTEM: GE Capital’s standard payment collection method is through an electronic payment system.  An enrollment form will be provided with Loan documentation. (Optional, but recommended.)

7.                                       CONFIDENTIALITY:  This proposal letter is being provided to the Company on a confidential basis.  Except as required by law, neither this proposal nor its contents may be disclosed, except to individuals who are the Company’s officers, employees or advisors who have a need to know of such matters and then only on the condition that such matters remain confidential.  In addition, none of such persons shall, except as required by law, use the name of, or refer to GE Capital, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the Financing without the prior written consent of GE Capital.

8.             EXPIRATION:  This proposal will expire 7/8/05 if not accepted prior to that date.

This proposal expresses GE Capital’s willingness to seek internal approval for the transaction contemplated herein.  By signing and returning this letter both parties acknowledge that:  The above proposed terms and conditions do not constitute a commitment by GE Capital, (ii) GE Capital’s senior management may seek changes to the above terms and conditions, and (iii) GE Capital may decline further consideration of this transaction at any point in the approval process.  GE Capital’s agreement to fund the proposed transaction remains subject to and would be preceded by completion of a legal and business due diligence, as well as collateral and credit review and analysis, all with results satisfactory to GE Capital, and the closing of an initial funding under such transaction would be conditioned upon the prior execution and delivery of final legal documentation and all conditions precedent acceptable to GE Capital and its counsel and no material adverse change in the business conditions or prospects of the Company (“Material Adverse Change”).  For transactions that contemplate more than one funding, GE Capital’s obligation to make each such subsequent funding would be subject to confirmation that no Material Adverse Change has occurred.

                I would appreciate the opportunity to discuss this proposal with you at your earliest convenience.  Please do not hesitate to contact me at (408) 986-6886 if you have any questions or if I may be of other assistance.

Sincerely,	PROPOSAL ACCEPTED BY:

Sunesis Pharmaceuticals, Inc.

Barbara Kaiser	Name:	/s/ Eric Bjerkholt
SVP, Sales
		Title:	Senior Vice President and Chief Financial Officer

		Date:	7/8/05

Sunesis Pharmaceuticals, Inc.

Addendum A

Expected Equipment Composition (by end of line):

Category		Amount		Percent

Lab and scientific equipment:	≥	$1,250,000	≥	50%

Computer equipment:	≤	500,000	≤	20%

FF&E:	≤	125,000	≤	5%

Soft Cost (LHs, software, tax, freight, & similar):	≤	625,000	≤	25%

TOTAL:		$2,500,000		100%

AUTHORIZATION FOR RELEASE

OF INFORMATION

The undersigned hereby authorizes past and present depositing institutions, creditors, vendors and suppliers of the undersigned to provide such information pertaining to any loans, leases, lines of credit, account balances, and payment histories of the undersigned to General Electric Capital Corporation as it may request.

Sunesis Pharmaceuticals, Inc.

By:	/s/ Eric Bjerkholt

Title:	Senior Vice President, Chief Financial Officer

Date:	7/8/05